[LOGO] AXA ENTERPRISE
---------------------


August, 2007

                                IMPORTANT NOTICE




Dear Shareholder:

Recently, we sent you voting material related to the AXA Enterprise Growth Fund's shareholder meeting. The meeting was initially held on May 9, 2007 and was adjourned to September 6, 2007.

Our records reflect your preference to abstain from voting on the proposed Reorganization of the Fund.

Since this matter is of utmost importance to the Fund, we hope you will reconsider your vote. Shareholder approval of the proposed Reorganization would mean the combined Fund would have a lower net annual operating expense ratio and would allow the combined Fund to benefit from being part of a substantially larger, more diversified Family of Funds with increased potential for asset growth and the attendant benefits of that growth and diversification.

The proposal has received overwhelming support from shareholders that have voted, but we need your vote to close the polls on this matter.

You can easily change your vote by completing the enclosed proxy card. Please mark your vote, sign, and date and return the proxy card in the enclosed postage-paid envelope. If you do not wish to change your vote, no action is required and your vote will remain unchanged.

For information regarding the Reorganization or to get additional information about the proposal, please call 1-877-256-6069.

Your vote is important and your participation in the affairs of the Fund does make a difference. We appreciate your time and careful consideration.



Sincerely,



/s/ Steven M. Joenk
-------------------
Steven M. Joenk
President
AXA Enterprise Group of Funds, Inc.